Exhibit 99.1

News Release

Boeing Corporate Offices
100 N. Riverside
Chicago, IL 60606-1596
www.boeing.com

Boeing Board Elects Medtronic Chairman and CEO Collins as New Member

CHICAGO, March 1, 2007 - The Boeing Company’s [NYSE: BA] board of directors has elected Arthur D. Collins Jr., chairman and chief executive officer of Medtronic, Inc., as a new member of the board, effective immediately. He has been appointed to the board’s audit and finance committees.

Collins, 59, has been CEO of Medtronic since April 2001 and chairman since April 2002. In August he will pass the CEO role to a successor and remain as a director and chairman of the board. He joined the company in 1992 as president, Medtronic International with responsibility for all Medtronic operations outside the United States. Collins came to Medtronic after 14 years with Abbott Laboratories where he was corporate vice president with responsibility for Abbott’s worldwide diagnostic business units, and held a number of management positions in the United States and Europe.

Before joining Abbott, Collins was a consultant with Booz, Allen & Hamilton in Chicago, working for clients in the areas of business strategy development, marketing, organization planning, financial analysis and financial systems design.

Prior to his business career, Collins served as a U.S. naval officer, completing Officers Candidate School as a Distinguished Naval Graduate.

“Art Collins is an accomplished businessman with diverse experience, a record of achievement and a global perspective,” said Jim McNerney, Boeing chairman, president and CEO. “He’s a terrific addition to an already strong and independent board.”

Collins holds a Bachelor of Science degree and an honorary Doctor of Laws degree from Miami University in Oxford, Ohio, and an M.B.A. from the Wharton School at the University of Pennsylvania, where he was a member of the undergraduate faculty.

The election of Collins brings the Boeing board to 11 members.

###

Contacts: John Dern, 312-544-2002